EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp Bedard	Daniel Francisco
	Micron Investor Relations	Micron Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY ANNOUNCES CHIEF FINANCIAL OFFICER
RONALD C. FOSTER TO RETIRE IN 2015

BOISE, Idaho, Nov. 18, 2014 – Micron Technology, Inc. (NASDAQ: MU), today announced that Ronald C. Foster, Chief Financial Officer (CFO) and Vice President of Finance, will retire from Micron next year.

Mr. Foster has served as CFO of Micron since his appointment in April 2008.

“Ron has played an integral role in Micron’s growth and success during the past six years,” said Micron CEO Mark Durcan. “We thank Ron for his leadership and guidance, and wish him well in his future endeavors. Ron is looking forward to spending more time with his family at his cabin in the Pacific Northwest.”

The company expects Mr. Foster's retirement to be effective Feb. 28, 2015.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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